Exhibit 99.1

FOR IMMEDIATE RELEASE
HC2 Holdings Announces Upsizing and Pricing of $330 Million Senior Secured Notes Offering

New York, January 26, 2021 (GLOBE NEWSWIRE) - HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, announced today the pricing of an offering of 8.500% senior secured notes due 2026 (the “Notes”) at an issue price of 100%. The size of the offering has been upsized from $300 million to $330 million aggregate principal amount of the Notes. The Notes will be senior secured obligations of the Company and will be guaranteed by certain of the Company's domestic subsidiaries. The offering of the Notes is expected to close on February 1, 2021, subject to customary closing conditions. In addition, the Company expects to close its previously announced convertible notes exchange on the same date, subject to customary closing conditions.
The proceeds from the issuance of the Notes are expected to be used, together with the net cash proceeds of the Company’s previously announced sale of its majority-owned subsidiary Beyond6, Inc., to redeem in full HC2’s existing 11.500% senior secured notes, repay the outstanding indebtedness under its revolving credit agreement, pay related fees and expenses, and for general corporate purposes.
The Notes and the New Convertible Notes have not been and will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. The Notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act, and the New Convertible Notes are expected to be issued in one or more private exchange transactions pursuant to an exemption from registration under the Securities Act.
This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
About HC2
HC2 (NYSE: HCHC) has a class-leading portfolio of assets primarily in Infrastructure, Life Sciences, Spectrum and Insurance. HC2 is headquartered in New York, New York and through its subsidiaries employs 2,864 people.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the proposed refinancing transactions, including, among others, the use of proceeds from the issuance of the Notes and the expected closing date of the offering of the Notes and the convertible notes exchange, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company's control, and are subject to change. All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
HC2@reevemark.com
(212) 433-4600

Investor Contact:
FNK IR
Matt Chesler, CFA
ir@hc2.com
(212) 235-2691